Exhibit 2.1



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                          AGREEMENT AND PLAN OF MERGER

                            Dated as of June 3, 1999,

                                      Among

                            LITTON INDUSTRIES, INC.,

                           ATL ACQUISITION CORPORATION

                                       And

                            AVONDALE INDUSTRIES, INC.
















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                                TABLE OF CONTENTS

                                                                            PAGE


                                    ARTICLE I

                                   The Merger

SECTION 1.1.   The Merger..................................................   1
SECTION 1.2.   Closing.....................................................   1
SECTION 1.3.   Effective Time..............................................   2
SECTION 1.4.   Effects.....................................................   2
SECTION 1.5.   Articles of Incorporation and By-laws.......................   2
SECTION 1.6.   Directors of Surviving Corporation..........................   2
SECTION 1.7.   Officers of Surviving Corporation...........................   2

                                   ARTICLE II

          Effect on the Capital Stock of the Constituent Corporations;
                            Exchange of Certificates

SECTION 2.1.   Effect on Capital Stock.....................................   3
SECTION 2.2.   Exchange of Certificates....................................   4

                                   ARTICLE III

                  Representations and Warranties of the Company

SECTION 3.1.   Organization, Standing and Power............................   5
SECTION 3.2.   Company Subsidiaries; Equity Interests......................   6
SECTION 3.3.   Capital Structure...........................................   6
SECTION 3.4.   Authority; Execution and Delivery; Enforceability...........   7
SECTION 3.5.   No Conflicts; Consents......................................   8
SECTION 3.6.   SEC Documents; Undisclosed Liabilities......................   9
SECTION 3.7.   Proxy Statement.............................................  10
SECTION 3.8.   Absence of Certain Changes or Events........................  10
SECTION 3.9.   Taxes.......................................................  11
SECTION 3.10.  Absence of Changes in Benefit Plans.........................  12
SECTION 3.11.  ERISA Compliance; Excess Parachute Payments.................  13
SECTION 3.12.  Litigation..................................................  15
SECTION 3.13.  Compliance with Applicable Laws.............................  15
SECTION 3.14.  Brokers; Schedule of Fees and Expenses......................  16
SECTION 3.15.  Opinion of Financial Advisor................................  16
SECTION 3.16.  Year 2000...................................................  16
SECTION 3.17.  Environmental Matters.......................................  16
SECTION 3.18.  Labor Matters...............................................  18


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SECTION 3.19.  Government Contracts; Material Contracts....................  18
SECTION 3.20.  Newport News Agreement......................................  19

                                   ARTICLE IV

                Representations and Warranties of Parent and Sub

SECTION 4.1.   Organization, Standing and Power............................  20
SECTION 4.2.   Authority; Execution and Delivery; Enforceability...........  20
SECTION 4.3.   No Conflicts; Consents......................................  21
SECTION 4.4.   Information Supplied........................................  21
SECTION 4.5.   Brokers.....................................................  21
SECTION 4.6    Opinion of Financial Advisor................................  22
SECTION 4.7    Financing...................................................  22
SECTION 4.8    Ownership of Company Common Stock...........................  22

                                    ARTICLE V

                    Covenants Relating to Conduct of Business

SECTION 5.1.   Conduct of Business.........................................  22
SECTION 5.2.   No Solicitation by the Company..............................  25

                                   ARTICLE VI

                              Additional Agreements

SECTION 6.1.   Preparation of the Proxy Statement; Stockholders Meeting....  27
SECTION 6.2.   Access to Information; Confidentiality......................  27
SECTION 6.3.   Reasonable Efforts; Notification............................  28
SECTION 6.4.   Company Stock Options.......................................  29
SECTION 6.5.   Benefit Plans...............................................  30
SECTION 6.6.   Indemnification............................................  30
SECTION 6.7.   Fees and Expenses...........................................  31
SECTION 6.8.   Public Announcements........................................  32
SECTION 6.9.   Rights Agreements; Consequences if Rights Triggered.........  32
SECTION 6.10.  Newport News Lock-up Option.................................  32

                                   ARTICLE VII

                              Conditions Precedent

SECTION 7.1.   Conditions to Each Party's Obligation To Effect The Merger..  33
SECTION 7.2.   Conditions to Obligations of Parent and Sub.................  33
SECTION 7.3.   Conditions to Obligations of the Company....................  34


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                                  ARTICLE VIII

                        Termination, Amendment and Waiver

SECTION 8.1.   Termination.................................................  35
SECTION 8.2.   Effect of Termination.......................................  36
SECTION 8.3.   Amendment...................................................  37
SECTION 8.4.   Extension; Waiver...........................................  37
SECTION 8.5.   Procedure for Termination, Amendment, Extension or Waiver...  37

                                   ARTICLE IX

                               General Provisions

SECTION 9.1.   Nonsurvival of Representations and Warranties...............  37
SECTION 9.2.   Notices.....................................................  37
SECTION 9.3.   Definitions.................................................  38
SECTION 9.4.   Interpretation..............................................  38
SECTION 9.5.   Severability................................................  39
SECTION 9.6.   Counterparts................................................  39
SECTION 9.7.   Entire Agreement; No Third-Party Beneficiaries..............  39
SECTION 9.8.   Assignment..................................................  39
SECTION 9.9.   Enforcement.................................................  39
SECTION 9.10.  Governing Law...............................................  40

Exhibit A   Form of Amendment to Company Rights Agreement




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                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER dated as of June 3, 1999, among LITTON INDUSTRIES, INC., a Delaware corporation ("Parent"), ATL ACQUISITION CORPORATION, a Louisiana corporation and a wholly owned subsidiary of Parent ("Sub"), and AVONDALE INDUSTRIES, INC., a Louisiana corporation (the "Company").

          WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger (the "Merger") of Sub into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $1.00 per share, of the Company (the "Company Common Stock") not owned directly or indirectly by Parent or the Company shall be converted into the right to receive $39.50 per share in cash, without interest.

          WHEREAS simultaneously with the execution and delivery of this Agreement the Company and Parent are entering into a stock option agreement (the "Company Stock Option Agreement" and, together with this Agreement, the "Transaction Agreements"), pursuant to which the Company is granting Parent the option to purchase shares of Company Common Stock on the terms and subject to the conditions set forth therein;

          WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

          SECTION 1.1. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Louisiana Business Corporation Law (the "BCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the "Surviving Corporation"). The Merger and the other transactions contemplated by the Transaction Agreements (including any exercise of the option granted pursuant to the Company Stock Option Agreement) are referred to in this Agreement collectively as the "Transactions".

          SECTION 1.2. Closing. The closing (the "Closing") of the Merger shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by law, waiver by all parties) of the conditions set forth in Section 7.1, or, if on such day any condition set forth in Section 7.2 or 7.3 has not been satisfied (or, to the extent permitted by law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after


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all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

          SECTION 1.3 Effective Time. Prior to the Closing, Parent shall prepare, and on the Closing Date Parent shall file with the Secretary of State of the State of Louisiana, a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the BCL and shall make all other filings or recordings required under the BCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time"). After receipt of the Company Shareholder Approval (as defined in Section 3.4(c)), prior to the Closing, the respective secretaries or assistant secretaries of Sub and the Company shall certify on this Agreement the fact that such approvals have been obtained, and this Agreement shall be signed and acknowledged by a president or vice-president of Sub and the Company, in each case in compliance with Section 112 of the BCL.

          SECTION 1.4 Effects. The Merger shall have the effects set forth in
Section 115 of the BCL.

          SECTION 1.5. Articles of Incorporation and By-laws. (a) The Articles of Incorporation of Sub as in effect as of the Effective Time shall, by virtue of the Merger, be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that Article I thereof shall be amended such that from and after the Effective Time the name of the Surviving Corporation shall be "Avondale Industries, Inc." Without limitation, as of the Effective Time the Articles of Incorporation of Sub shall contain provisions substantially identical to those set forth in Article IX of the Articles of Incorporation of the Company as in effect on the date of this Agreement.

          (b) By-laws of Sub as in effect as of the Effective Time shall, by virtue of the Merger, be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. Without limitation, as of the Effective Time the By-laws of Sub shall contain provisions substantially identical to those set forth in Section 12 of the By-laws of the Company as in effect on the date of this Agreement.

          SECTION 1.6. Directors of Surviving Corporation. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

          SECTION 1.7. Officers of Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.


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                                   ARTICLE II

                       EFFECT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

          SECTION 2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. (1) Subject to Sections 2.1(b), 2.1(d) and 2.2(e), each issued share of Company Common Stock shall be converted into the right to receive $39.50 in cash, without interest (the "Merger Consideration").

          (2) At the Effective Time, all shares of Company Common Stock so converted shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.2, without interest.

          (d) Dissent Rights. Notwithstanding anything in this Agreement to the contrary, shares ("Dissent Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands payment from the Company of the fair cash value of such Dissent Shares pursuant to, and who complies in all respects with, Section 131 of the BCL ("Section 131") shall not be converted into Merger Consideration as provided in Section 2.1(c), but rather the holders of Dissent Shares shall be entitled to payment from the Company of the fair cash value of such Dissent Shares in accordance with Section 131; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair cash value under Section 131, then the right of such holder to be paid the fair cash value of such holder's Dissent Shares shall cease and such Dissent Shares shall be treated as if they had been converted as of the Effective Time into the Merger Consideration as provided in
Section 2.1(c). The Company shall promptly notify Parent of any demands received by the Company for payment of the fair cash value of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any


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payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

          SECTION 2.2. Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the "Exchange Agent"), and, from time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Exchange Agent funds in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of certificates representing shares of Company Common Stock converted pursuant to Section 2.1(c).

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time (but in any event not later than the fifth business day after the Closing Date), the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which (A) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (B) shall have such other provisions as Parent may reasonably specify and (C) shall be in a form to be reasonably agreed upon by Parent and the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a check for the Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 2.2. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

          (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are


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presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (d) Termination of Exchange Fund. Any portion of the funds deposited with the Exchange Agent that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration, without interest.

          (e) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of funds deposited with the Exchange Agent that are subsequently delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.5)), any such cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (f) Investment of Exchange Fund. The Exchange Agent shall invest any cash deposited with it pursuant to Section 2.2(a) as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

          (g) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as it determines in good faith to be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax law. Any amounts so deducted and withheld shall be treated as having been paid to the applicable stockholder for purposes of this Agreement.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Sub as follows:

          SECTION 3.1. Organization, Standing and Power. Each of the
Company and each of its subsidiaries (the "Company Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company and each Company Subsidiary is duly qualified to do business in each


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jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has filed with the Securities and Exchange Commission (the "SEC") true and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the "Company By-laws"), and has delivered to Parent copies of the charter of each Company Subsidiary listed on Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended prior to the date hereof (the "Company 1998 10-K"), in each case as amended through the date of this Agreement. The term "Company Material Adverse Effect" means any effect, event, state of fact or occurrence that individually, or together with any other such effects, events, states of fact or occurrences, (i) materially and adversely affects the ability of the Company to perform its obligations under the Transaction Agreements or the ability of the Company to consummate the Merger and the other Transactions, or (ii) has a material adverse effect on the business, assets, condition (financial or otherwise), prospects or results of operations of the Company and its subsidiaries, taken as a whole.

          SECTION 3.2. Company Subsidiaries; Equity Interests. (a) Exhibit 21 to the Company 1998 10-K lists each Company Subsidiary. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all claims, pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

          (b) Except for its interests in the Company Subsidiaries and except for interests in partnerships 100% of the equity interests of which are owned by the Company and the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

          SECTION 3.3. Capital Structure. The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock"). The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 accurately discloses the number of shares of Company Common Stock and Company Preferred Stock issued and outstanding, and the number of such shares held by the Company in its treasury, as of March 31, 1999, and, from such date to the date of this Agreement, no additional shares of Company Common Stock or Company Preferred Stock have been issued, except upon exercise of options outstanding as of December 31, 1998. The Company 1998 10-K accurately discloses the number of outstanding Company Employee Stock Options and, from December 31, 1998 to the date of this Agreement, the Company has not granted any additional Company Employee Stock Options. As of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding, except (i) as set forth above, (ii) for shares of Company Common Stock


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reserved for issuance pursuant to the Company Stock Plans (as defined in Section
6.4), (iii) for shares of Company Preferred Stock reserved for issuance in connection with the rights (the "Company Rights") issued pursuant to the Stockholder Protection Rights Agreement dated as of September 26, 1994 (as amended from time to time, the "Company Rights Agreement"), between the Company and ChaseMellon Shareholder Services, LLC, as Rights Agent, (iv) for shares of Company Common Stock reserved for issuance in connection with the Newport News Lock-Up Option (defined in Section 3.20), and (v) for shares of Company Common Stock reserved for issuance upon the exercise of the option granted to Parent pursuant to the Company Stock Option Agreement. There are no outstanding Company SARs (as defined in Section 6.4) that were not granted in tandem with a related Company Employee Stock Option. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BCL, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.5) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("Voting Company Debt"). Except as set forth above, and, except for 1,598 outstanding Company SARs in respect of 1,598 shares of Company Common Stock, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock. There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.
The Company has filed with the SEC a complete and correct copy of the Company Rights Agreement, as amended to the date of this Agreement, except that as of the date of this Agreement, the Company and the Rights Agent have executed an amendment thereto, in the form of Exhibit A to this Agreement.

          SECTION 3.4. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute the Transaction Agreements and to consummate the Transactions. The execution and delivery by the Company of each Transaction Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Shareholder Approval. The Company has duly executed and delivered each Transaction Agreement, and each Transaction Agreement


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constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

          (b) The Board of Directors of the Company (the "Company Board"), at a meeting duly called and held duly adopted resolutions by the necessary vote (i) approving this Agreement and the other Transaction Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its shareholders and (iii) recommending that the Company's shareholders approve this Agreement. Such resolutions are sufficient to render inapplicable to Parent and Sub (when acting in accordance with and pursuant to this Agreement and the other Transaction Agreement) and this Agreement and the other Transaction Agreement, the Merger and the other Transactions the provisions of Sections 132-134 of the BCL and paragraph B of Article V of the Company Charter. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement and the other Transaction Agreement, the Merger or any other Transaction.

          (c) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the "Company Shareholder Approval"). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to approve any Transaction Agreement other than this Agreement or to consummate any Transaction other than the Merger.

          (d) In making the representations and warranties in this Section 3.4, the Company has assumed the accuracy of Parent's representation contained in
Section 4.8.

          SECTION 3.5. No Conflicts; Consents. (a) Except as set forth in the disclosure letter dated as of and delivered by the Company to Parent on March 31, 1999, the execution and delivery by the Company of each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any judgment, order or decree ("Judgment") or statute, law (including common law), ordinance, rule or regulation ("Applicable Law") applicable to the Company or any Company Subsidiary or their respective properties or assets, except, in the case of clauses (ii) and (iii) above, for any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (b) No material consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which it is a party or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy or information statement relating to the approval of this Agreement by the Company's shareholders (the "Proxy Statement") and (B) such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the other Transaction Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Louisiana and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required in connection with transfers of property under applicable Environmental Laws (as defined in Section 3.17), and (v) such other items required solely by reason of the participation of Parent (as opposed to any third party) in the Transactions.

          (c) The Company and the Company Board have taken all action necessary to (i) render the Company Rights inapplicable to this Agreement and the other Transaction Agreement, the Merger and the other Transactions and (ii) ensure that (A) neither Parent nor any of its affiliates or associates is or will become an "Acquiring Person" (as defined in the Company Rights Agreement) by reason of any Transaction Agreement, the Merger or any other Transaction, (B) no "Separation Time", "Flip-in Date" or "Flip-over Event" (as such terms are defined in the Company Rights Agreement) shall occur by reason of any Transaction Agreement, the Merger or any other Transaction and (C) the Company Rights shall expire immediately prior to the Effective Time.

          SECTION 3.6. SEC Documents; Undisclosed Liabilities. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 1997 (the "Company SEC Documents"). As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document filed after January 1, 1998 (the "Company 1998 SEC Documents") has been revised or superseded by a later filed Company 1998 SEC Document, the Company 1998 SEC Documents do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP")(except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments), except that Parent has been informed by the Company and acknowledges that up to $4,000,000 of a previously recorded receivable relating to a single commercial contract that shall be identified by the Company to Parent promptly following the execution of this Agreement may not be collected. Except as set forth in the Filed Company SEC Documents (as defined in Section 3.8), neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.7. Proxy Statement. The Proxy Statement will not, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting (as defined in Section 6.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement.

          SECTION 3.8. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available on or after December 31, 1997 and prior to May 28, 1999 (the "Filed Company SEC Documents"), from December 31, 1998 to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

          (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

          (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any purchase, redemption or other acquisition for value by the Company of any Company Capital Stock;

          (iii) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

          (iv) (A) any granting by the Company or any Company Subsidiary to any director or executive officer of the Company or any Company Subsidiary of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of December 31, 1998, (B) any granting by the Company or any Company Subsidiary to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of December 31, 1998, or (C) any entry by the Company or any Company Subsidiary into any employment, severance or termination agreement with any such director or executive officer;

          (v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; or

          (vi) any elections with respect to Taxes (as defined in Section 3.9) by the Company or any Company Subsidiary that could have the effect of materially increasing any liability or materially decreasing any refund of Taxes, or any settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.

          SECTION 3.9. Taxes. (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (c) The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Returns have been examined by and settled with the United States Internal Revenue Service for all years through 1987. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

          (d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable or which are being contested in good faith) on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is bound by any agreement with respect to Taxes. There are no material Tax Liens which are being contested in good faith as of the date of this Agreement.

          (e) Except for liability arising from direct claims by the United States Internal Revenue Service relating to open years, if any, with respect to Ogden Corporation's consolidated tax returns for tax years during which the Company was included in Ogden Corporation's consolidated returns ("Ogden-Related Liability"), neither the Company nor any Company Subsidiary has any liability for any Taxes of any person other than the Company and the Company Subsidiaries
(i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise. The Company has not received notice from any person that the Company or any Company Subsidiary is liable for any Ogden-Related Liability, and the company is not aware of any dispute or any basis for any dispute that could reasonably be expected to give rise to any material Ogden-Related Liability. Neither the Company nor any Company Subsidiary is party to any contract or agreement with Ogden Corporation or any of its affiliates relating to the payment of Taxes or the reimbursement or indemnification thereof. The Company is not a "United States real property holding corporation" within the meaning of Code Section 897. Neither the Company nor any Company Subsidiary has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the past 24 month period or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (f) For purposes of this Agreement:

          "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

          "Tax Return" means all Federal, state, local, provincial and foreign Tax Returns, declarations, statements, reports, schedules, forms and information Returns and any amended Tax Return relating to Taxes.

          SECTION 3.10. Absence of Changes in Benefit Plans. Except as disclosed in the Filed Company SEC Documents, from December 31, 1998 to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, the "Company Benefit Plans"). Except as disclosed in the Filed Company SEC Documents and except as set forth in the last sentence of Section 6.6(a), there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former executive officer or director of the Company or any Company Subsidiary.

          SECTION 3.11. ERISA Compliance; Excess Parachute Payments. (a) The Filed Company SEC Documents accurately disclose all of the Company's and the Company Subsidiaries' "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Company Pension Plans"). The Company maintains "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (the "Company EWBPs") and (i) with respect to those Company EWBPs which are generally available to the Company's employees, the benefits available under such plans are not materially greater than as would be customary in the shipbuilding industry, (ii) with respect to those Company EWBPs which provide additional benefits to executive officers of the Company, the Filed Company SEC Documents accurately disclose all of such plans, and (iii) none of such Company EWBPs has been amended since May 5, 1999.

          (b) All Company Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

          (c) No Company Pension Plan that is subject to the funding requirements set forth in Section 302 of ERISA or Section 412 or 4971 of the Code, had, as of the respective last annual valuation date for each such Company Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on reasonable actuarial assumptions. To the knowledge of the Company, none of the Company Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. To the knowledge of the Company, none of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA. During the previous five years, (i) none of the Company Pension Plans and trusts has been terminated,
(ii) to the knowledge of the Company, no "reportable event" (as that term is defined in Section 4043 of ERISA) has occurred with respect to any Company Benefit Plan, and (iii) neither the Company nor any Company Subsidiary has contributed to or maintained, or been required to contribute to or maintain, a multiemployer pension plan within the meaning of
Section 4001(a)(3) of ERISA.

          (d) With respect to any Company Benefit Plan that is an employee welfare benefit plan, (i) no such Company Benefit Plan is funded through a "welfare benefits fund" (as such term is defined in Section 419(e) of the Code) and (ii) each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company and the Company Subsidiary on or at any time after the Effective Time except with respect to benefits of not more than 50 individuals who have already retired as of the date of this Agreement.

          (e) Other than payments that may be made to the seven persons described in the Company 1998 SEC Documents as having entered into change of control severance agreements (or agreements having similar effect) with the Company (the "Primary Company Executives") pursuant to such agreements, no amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other Transaction by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code). The aggregate amount of payments and other benefits to the Primary Company Executives (other than any "gross-up" for any tax on "excess parachute payments") as a result of the Merger or any other Transaction, either alone or in conjunction with any other event (such as termination of employment), that could be deemed to be "excess parachute payments" will not exceed $10,000,000. A complete and accurate copy of each employment, severance, termination or change of control agreement with any of the Primary Company Executives, as in effect as of the date of this Agreement, is filed as an exhibit to the Company 1998 10-K. Other than as are filed as exhibits to the Company 1998 10-K, there are no Company Benefit Plans, nor any contracts or agreements to which the Company or any Company Subsidiary is party, under which any severance, termination or other payment could become payable, or any benefits could become vested or accelerated, or the funding of which could be accelerated, to any officer, director, employee or affiliate of the Company or the Company Subsidiaries as a result of the execution of either of the Transaction Agreements or consummation of any of the Transactions contemplated by the Transaction Agreements, either alone or in conjunction with any other event such as a termination of employment. The aggregate amount of severance, termination or similar payments (including any "gross-up" for taxes but excluding any lump-sum payments of pension benefits that were vested prior to the execution of this Agreement) that could become payable to officers, directors, and affiliates of the Company upon a termination of employment in connection with or following the Merger or any other Transaction does not exceed $20,000,000.

          (e) No Company Benefit Plan that is an employee stock ownership plan as defined in Section 4975(e)(7) of the Code has any currently outstanding loans described in Section 4975(d)(3) of the Code.

          (f) With respect to each Company Benefit Plan, the Company and its subsidiaries have complied, and are now in compliance, in all respects with all provisions of ERISA, the Code and all other laws and regulations applicable to such Company Benefit Plans and each Company Benefit Plan has been administered in all respects in accordance with its terms, in each case except for any non-compliance or failure to so administer as could not reasonably be expected to result, individually or in the aggregate, in a material liability to the Company or any Company Subsidiary.

          (g) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any of the Company Benefit Plans, any fiduciary thereof with respect to its duties to any Company Benefit Plan or the assets of any of the trusts under any of the Company Benefit Plans, which would reasonably be expected to result in any material liability of the Company or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any other governmental agency or authority, or any Company Benefit Plan or any participant in a Company Benefit Plan.

          SECTION 3.12. Litigation. Except as disclosed in the Filed Company SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (and the Company is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had or would reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.13. Compliance with Applicable Laws. Except as disclosed in the Filed Company SEC Documents and except with respect to the Company Benefit Plans (which are the subject of Sections 3.10 and 3.11), the Company and the Company Subsidiaries are in compliance with all Applicable Laws, including those relating to occupational health and safety, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any Applicable Law which is material to the conduct of the business of the Company and the Company Subsidiaries. For purposes of the immediately foregoing sentence only, notices, items or events shall be deemed material if, individually or in the aggregate, they have, have had or would reasonably be expected to have an adverse financial effect of $2,000,000 or a materially adverse effect on the manner in which the Company and the Company Subsidiaries conduct their business. This Section 3.13 does not relate to matters with respect to

Taxes, which are the subject of Section 3.9, or with respect to the environment, which are the subject of Section 3.17.

          SECTION 3.14. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Salomon Smith Barney Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The financial terms of Salomon Smith Barney Inc.'s engagement (i) were not amended after May 5, 1999, and (ii) are customary in light of the work performed by Salomon Smith Barney Inc. in connection with the transactions contemplated by the Newport/Avondale Agreement and this Agreement and in light of the size and nature of such transactions.

          SECTION 3.15. Opinion of Financial Advisor. The Company has received the opinion of Salomon Smith Barney Inc., dated the date of this Agreement, to the effect that, as of such date, based upon and subject to the conditions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, a signed copy of which opinion has been delivered to Parent.

          SECTION 3.16. Year 2000. Except as disclosed in the Filed Company SEC Documents, all computer systems and computer software used by the Company or any of the Company Subsidiaries (a) recognize or are being adapted so that, prior to December 31, 1999, they shall recognize the advent of the year A.D. 2000 without any adverse change in operation associated with such recognition, (b) can correctly recognize or are being adapted so that they can correctly recognize and manipulate date information relating to dates before, on or after January 1, 2000, including accepting date input, performing calculations on dates or portion of dates and providing date output, and the operation and functionality of such computer systems and such computer software will not be adversely affected by the advent of the year A.D. 2000 or any manipulation of data featuring information relating to dates before, on or after January 1, 2000 and
(c) can suitably interact with other computer systems and computer software in a way that does not compromise (i) its ability to correctly recognize the advent of the year A.D. 2000 or (ii) its ability to correctly recognize and manipulate date information relating to dates before, on or after January 1, 2000 (the operations of clauses (a), (b) and (c) together, "Company Millennium Functionality"), except in each case for such computer systems and computer software, the failure of which to achieve Company Millennium Functionality, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, the costs of the adaptations necessary to achieve Company Millennium Functionality are not reasonably likely to have a Company Material Adverse Effect.

          SECTION 3.17. Environmental Matters. (a) Except as disclosed in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary has
(i) placed, held, located, released, transported, discharged or disposed of any Hazardous Substances (as defined below) on, under, from or at any of the Company's or any of the Company Subsidiaries' properties or any other properties, other than in a manner that, in all such cases taken individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company

Material Adverse Effect, (ii) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of the Company's or any of the Company Subsidiaries' properties or any other property but arising from the Company's or any of the Company Subsidiaries' properties or activities, other than in a manner that, in all such cases taken individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, or (iii) during the preceding five years, received any written notice (A) of any violation of any Applicable Law or Judgment relating to any matter of pollution, protection of the environment, environmental regulation or control or regarding Hazardous Substances (collectively, "Environmental Laws") at, on or under any of the Company's or any of the Company Subsidiaries' properties, (B) of the institution or pendency of any suit, action, proceeding or investigation by any Governmental Entity or any third party in connection with any such actual or alleged violation, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Company Subsidiaries' currently or formerly owned, leased or operated properties, or (D) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Company Subsidiaries' currently or formerly owned, leased or operated properties, other than notices relating to matters which, individually or in the aggregate, do not, and could not reasonably be expected to have, an adverse financial impact on the Company and the Company Subsidiaries, taken as a whole, of more than $3,000,000. For purposes of this Agreement, the term "Hazardous Substance" shall mean any pollutants, toxic or hazardous materials, substances or wastes, including asbestos, flammable explosives, radioactive materials and wastes, petroleum and petroleum products and any substances defined as, or included in the definition of, "pollutant", "hazardous substances", "hazardous wastes", "hazardous materials" or "toxic substances" under any Environmental Law.

          (b) The Company and the Company Subsidiaries have, and are in compliance with, all permits and authorizations required under Environmental Laws to conduct their respective businesses as conducted at the Closing Date, except where the failure to have, or to be in compliance with, such permits and authorizations has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (c) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) no Environmental Law imposes any obligation upon the Company or any Company Subsidiary arising out of or as a condition to any Transaction, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree, and (ii) no Lien has been placed upon any of the Company's or the Company Subsidiaries' properties under any Environmental Law.

          (d) Except as disclosed in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary is subject to any liability for investigation, response, removal, or remediation costs or expenses under Environmental Laws that would reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.18. Labor Matters. Except as set forth in the Filed Company SEC Documents, neither the Company nor any of the Company Subsidiaries is the subject of any suit, action or proceeding which is pending or, to the knowledge of the Company, threatened, asserting that the Company or any of the Company Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or seeking to compel the Company or any of the Company Subsidiaries to bargain with any labor organization as to wages and conditions of employment, in any such case, that has had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Filed Company SEC Documents, no strike or other labor dispute involving the Company or any of the Company Subsidiaries is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, there is no activity involving any employees of the Company or any of the Company Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity, except for any such dispute or activity that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.19. Government Contracts; Material Contracts. (a) Each of the Company's most recent estimates at completion for each contract to which the Company or any Company Subsidiary is a party for which an estimate of completion has been prepared (collectively, the "Current EACs"), each of which Current EAC shall be delivered to Parent pursuant to Section 6.2(b), (i) was prepared in the ordinary course and consistent with past practice and (ii) accurately reflects the Company's best estimate of the total cost to complete each of the Company's material contracts. Each such best estimate is based on all material facts known, or that reasonably should have been known, to the Company at the time such estimate at completion was prepared. The Company's estimate at completion for each contract to which the Company or any Company Subsidiary is or was a party for which an estimate at completion had been prepared as of the date of the audited financial statements included in the Company 1998 10-K (the "10-K EACs") are accurately reflected in such audited financial statements included in the Company 1998 10-K. In the aggregate, the Current EACs do not reflect any material change from the 10-K EACs.

          (b) Except for contracts filed as exhibits to the Company 1998 10-K (the "Filed Contracts"), contracts with ARCO Marine, Inc. for the construction of three crude oil carriers and purchase orders and supply contracts entered into in the ordinary course of business:

          (i) there are no material contracts, agreements, commitments, written understandings or other arrangements with any Governmental Entity, to which the Company or any of the Company Subsidiaries is a party; and

          (ii) there are no other contracts or agreements to which the Company or any Company Subsidiary is a party, whether or not made in the ordinary course of business, which are material to the Company and the Company Subsidiaries, taken as a whole, or the conduct of the business of the Company and its Subsidiaries, taken as a whole, or the absence or termination of which would, in the aggregate, have a Company Material Adverse Effect.

          (c) Each Filed Contract and each other contract and agreement (including oral agreements) that is material to the Company and the Company Subsidiaries, taken as a whole (such contracts and agreements, together with the Filed Contracts, the "Material Contracts") is legal, valid and binding on the Company or the respective Company Subsidiary party thereto and, to the knowledge of the Company, the other parties thereto, and is in full force and effect. Neither the Company nor any of the Company Subsidiaries is in material breach of, or material default under, any Material Contract. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any oral or written notice of a material default (which has not been cured), offset or counterclaim under any Material Contract, or any other communication calling upon it to comply with any provision of any Material Contract or asserting noncompliance therewith or asserting the Company or Company Subsidiary has waived or altered its rights thereunder, nor has the Company or any Company Subsidiary received any oral or written notice that any party to any Material Contract intends or is threatening to terminate or fail to exercise any renewal or extension of any Material Contract. Neither the Company nor any Company Subsidiary is party to any contract or agreement the performance of which, or the cost of performance of which, could reasonably be expected to have a Company Material Adverse Effect.

          (d) No other party to any Material Contract is, to the knowledge of the Company, in material breach thereof or default thereunder.

          (e) There are no contracts or agreements to which the Company or any of the Company Subsidiaries is a party containing any provision or covenant that would have the effect after the Effective Time of limiting or purporting to limit the ability of Parent or any Parent Subsidiary (other than the Company or any Company Subsidiary) to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to Parent or any Parent Subsidiary (other than the Company or any Company Subsidiary), in each of cases (i), (ii) and (iii) above, in any geographic area or during any period of time.

          SECTION 3.20. Newport News Agreement. The Company has terminated that certain Agreement and Plan of Merger, dated as of January 19, 1999, among Newport News Shipbuilding Inc. ("Newport News"), Ares Acquisition Corporation and the Company (the "Newport News/Avondale Agreement") and neither the Company nor any Company Subsidiary has any further obligation or liability of any nature to Newport News or any other person pursuant thereto or in connection with or as a result of such termination, other than pursuant to that certain Company Stock Option Agreement, dated as of January 19, 1999, by and between the Company and Newport News (the "Newport News Lock-up Option")). The Newport News Lock-up Option has not been amended or otherwise modified from the form filed as an exhibit to the Company's Current Report on Form 8-K filed on January 22, 1999, nor has the Company waived any right thereunder.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

          Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

          SECTION 4.1. Organization, Standing and Power. (a) Each of Parent and each of its subsidiaries, including Sub (the "Parent Subsidiaries"), is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have a Parent Material Adverse Effect (as defined below). Parent and each Parent Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the certificate of incorporation of Parent, as amended to the date of this Agreement (as so amended, the "Parent Charter"), and the By-laws of Parent, as amended to the date of this Agreement (as so amended, the "Parent By-laws"), and the comparable charter and organizational documents of Sub, in each case as amended through the date of this Agreement. The term "Parent Material Adverse Effect" means any effect, event, fact or occurrence that individually, or together with any other such effects, events, facts or occurrences, materially and adversely affects the ability of the Parent or Sub to perform its obligations under this Agreement or the other Transaction Agreement or the ability of Parent or Sub to consummate the Merger and the other Transactions.

          SECTION 4.2. Authority; Execution and Delivery; Enforceability. (a) Each of Parent and Sub has all requisite corporate power and authority to execute each Transaction Agreement to which it is a party and to consummate the Transactions. The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. The Board of Directors of Sub has adopted by unanimous written consent a resolution approving this Agreement. Parent, as sole stockholder of Sub, has approved this Agreement. Each of Parent and Sub has duly executed and delivered each Transaction Agreement to which it is a party, and each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

          (b) The Parent Board, at a meeting duly called and held duly and unanimously adopted resolutions approving the Transactions contemplated by this Agreement. To Parent's knowledge, assuming no material change in current ownership of Company Capital Stock prior to the Effective Time and assuming the accuracy of the Company's representations contained in the first two sentences of Section 3.4(b), no state takeover statute or similar statute or regulation applies or purports to apply to Parent with respect to this Agreement and the other Transaction Agreement, the Merger or any other Transaction.

          (c) The affirmative vote of the holders of any class or series of capital stock of Parent, or any of them, is not necessary to consummate the Merger or any other Transaction.

          SECTION 4.3. No Conflicts; Consents. (a) The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party, do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) the Parent Charter, Parent By-laws or the comparable charter or organizational documents of any Parent Subsidiary, (ii) any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.3(b), any Judgment or Applicable Law applicable to Parent or any Parent Subsidiary or their respective properties or assets except, in the case of clauses (ii) and
(iii) above, for any such items that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          (b) No material Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which Parent or Sub is a party or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the other Transaction Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Louisiana, (iv) such filings as may be required in connection with transfers of property under applicable Environmental Laws, and (v) such other items required solely by reason of the participation of the Company (as opposed to any third party) in the Transactions.

          SECTION 4.4. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          SECTION 4.5. Brokers. No broker, investment banker, financial advisor or other person, other than Merrill, Lynch, Pierce, Fenner and Smith, Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub.

          SECTION 4.6. Opinion of Financial Advisor. Parent has received the opinion of Merrill, Lynch, Pierce, Fenner and Smith Incorporated, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to Parent, a signed copy of which opinion has been delivered to the Company.

          SECTION 4.7. Financing. Parent and Sub collectively will have at the Effective Time, and Parent will make available to Sub, as necessary, sufficient funds to enable each of Parent and Sub to comply with its respective obligations pursuant to this Agreement.

          SECTION 4.8 Ownership of Company Common Stock. As of the date of this Agreement, and without giving effect to the Company Stock Option Agreement, neither Parent nor any Parent Subsidiary beneficially owns (within the meaning ascribed to such term by Rule 13d-3 of the Exchange Act) any shares of Company Common Stock.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

          SECTION 5.1. Conduct of Business. (a) Conduct of Business by the Company. Except as expressly contemplated by the Transaction Agreements, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except as expressly contemplated by the Transaction Agreements, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, whether in cash, stock or property, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (D) any stock options, performance shares, incentive shares, restricted stock, "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than (1) the issuance of Company Common Stock (and associated Company Rights) upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms, (2) the issuance of Company Preferred Stock (or other Company Securities as permitted pursuant to the Company Rights Agreement) upon the exercise of Company Rights, (3) the issuance of Company Common Stock (and associated Company Rights) pursuant to the Company Stock Option Agreement, (4) the issuance of Company Common Stock (and associated Company Rights) in the event of exercise of the Newport News Lock-up Option, and (5) the sale or purchase of Company Common Stock (or its equivalent) under Company Pension Plans;

          (iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents;

          (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

          (v) (A) grant to any officer or director of the Company or any Company Subsidiary any increase in compensation, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) grant to any officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of December 31, 1998, (C) enter into any employment, severance or termination agreement with any such officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan; provided, that the Company (x) reserves the right to amend any Company Benefit Plan solely to the extent required to comply with Applicable Law, and (y) may obtain the consents described in Section 6.4 (provided that in no case shall the Company make any payment to any holder of any Company Employee Stock Option or otherwise incur significant additional cost in connection with obtaining any such consent);

          (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

          (vii) sell, lease, license or otherwise dispose of or subject to any Lien any properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except sales of obsolete assets in the ordinary course of business consistent with past practice;

          (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

          (ix) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $3,000,000 or, in the aggregate, are in excess of $25,000,000;

          (x) make any material Tax election or settle or compromise any material Tax liability or refund;

          (xi) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or materially amend the delivery schedules for any vessels under the Arco agreements, waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party; or

          (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

          (b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in any Transaction Agreement to which it is a party that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Merger set forth in Article VII not being satisfied; provided, however, that nothing in this Agreement shall prevent or prohibit Parent from taking any action in furtherance of the negotiation of, the entering into or the consummation of any business combination transaction with or involving Newport News Shipbuilding Inc.

          (c) Advice of Changes. The Company and Parent shall promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a Company Material Adverse Effect or Parent Material Adverse Effect.

          SECTION 5.2. No Solicitation by the Company. (a) The Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal (as defined in Section 5.2(f)),
(ii) enter into any agreement with respect to any Company Takeover Proposal or
(iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that prior to receipt of the Company Shareholder Approval (the "Company Applicable Period"), if the Company receives a proposal or offer that was not solicited by the Company and that did not otherwise result from a breach or deemed breach of this Section 5.2(a) and that the Company Board believes in good faith could result in a third party making a Company Superior Proposal (as defined in Section 5.2(b)), and subject to compliance with Section 5.2(c), the Company may (A) furnish information with respect to the Company to the person making such a proposal or offer pursuant to a customary confidentiality agreement the terms of which shall be no less favorable to the Company than the terms of the Confidentiality Agreement (as defined in the Newport/Avondale Agreement hereto and (B) participate in discussions or negotiations with such person regarding such proposal or offer. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any Company Subsidiary or any affiliate, director or investment banker, attorney or other advisor or representative of the Company or any Company Subsidiary, shall be deemed to be a breach of this Section 5.2(a) by the Company. For purposes of this Agreement, assuming the continued accuracy of the Company's representations contained in Section 3.20 of this Agreement, the Newport News/Avondale Agreement shall not be deemed to be a "Company Takeover Proposal".

          (b) Except as expressly permitted by this Section 5.2, neither the Company Board nor any committee thereof shall (i) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (ii) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if the Company has received a Company Superior Proposal, the Company Board may terminate this Agreement, but only at a time that is during the Company Applicable Period and is more than 48 hours following Parent's receipt of written notice advising Parent that the Company Board is prepared to accept such Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the person making such Company Superior Proposal. For purposes of this Agreement, a "Company Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Company Capital Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Company Board determines in its good faith judgment (after consulting with a financial advisor of nationally recognized reputation) (A) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party making such proposal, and (B) presents, in its entirety, more favorable terms, financial and otherwise, taken as a whole, to the Company and the Company's shareholders, than the terms of the Merger and the other Transactions, as the Merger and the Transaction Agreements may be amended from time to time.

          (c) The Company promptly shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status of any such Company Takeover Proposal or inquiry (including any change to the material terms thereof) and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Company Takeover Proposal.

          (d) Neither the Company nor the Company Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Sub, the recommendation of the Company Board of this Agreement or the Merger, or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal, unless a withdrawal or modification of such recommendation is, in the good faith judgment of the Company Board after consultation with its outside counsel, required by its fiduciary duties. Nothing contained in this Section 5.2 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's shareholders if, in the good faith judgment of the Company Board, based on the opinion of outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

          (e) The Company represents and warrants to Parent that, within the previous 12 months, other than in connection with the Newport News/Avondale Agreement, (i) the Company has not received any Company Takeover Proposal and
(ii) the Company has not provided written non-public information (whether or not pursuant to a confidentiality agreement) to any person in consideration of a potential Company Takeover Proposal or to otherwise facilitate the making of a Company Takeover Proposal.

          (f) For purposes of this Agreement:

          "Company Takeover Proposal" means any proposal or offer for a merger, consolidation, dissolution, liquidation, recapitalization or other business combination involving the Company or any Company Subsidiary that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC, any proposal or offer for the issuance by the Company of a material amount of its equity securities as consideration for the assets or securities of any person or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in any voting securities of, or a substantial portion of the assets of, the Company or any Company Subsidiary, other than the Transactions.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

          SECTION 6.1. Preparation of the Proxy Statement; Stockholders Meeting.
(a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form, and the Company shall use its best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall use best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to receipt of the Company Shareholder Approval, there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement.

          (b) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of seeking the Company Shareholder Approval. Subject to Section 5.2(d), the Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this
Section 6.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal.

          SECTION 6.2. Access to Information; Confidentiality. (a) The Company shall, and shall cause each of its subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Without limiting the generality of the foregoing, the Company shall, within two business days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange

Act and any information to which a holder of Company Common Stock would be entitled under Section 103 of the BCL (assuming such holder met the requirements of such section).

          (b) Not later than the fifth business day after the date of this Agreement, the Company shall deliver to Parent a schedule indicating the Company's most recent estimate at completion for each contract to which the Company or any Company Subsidiary is a party for which an estimate of completion has been prepared, each such estimate at completion to be prepared in the manner set forth in Section 3.19(a).

          (c) Except as otherwise agreed to by the Company, until the earlier of the second anniversary of the date hereof, and notwithstanding termination of this Agreement, Parent will keep, and will cause its officers, employees, independent accountants, counsel, financial advisers and other representatives and affiliates to keep, all Confidential Information (as defined below) confidential and not to disclose any Confidential Information to any person other than Parent's or Sub's directors, officers, employees, affiliates or agents, and then only on a confidential basis; provided, however, that Parent or Sub may disclose Confidential Information (i) as required by law, rule, regulation or judicial process, including as required to be disclosed in connection with the Merger, (ii) to its attorneys, accountants and financial advisors who have agreed to keep the Confidential Information confidential in accordance with the terms hereof or (iii) as requested or required by any Governmental Entity. For purposes of this Agreement, "Confidential Information" shall include all information about the Company which has been furnished by the Company to Parent or Sub pursuant to or in connection with this Agreement; provided, however, that Confidential Information does not include information which (x) is or becomes generally available to the public other than as a result of a disclosure by Parent or Sub not permitted by this Agreement, (y) was available to Parent or Sub on a non-confidential basis prior to its disclosure to Parent or Sub by the Company or (z) becomes available to Parent or Sub on a non-confidential basis from a person other than the Company who, to the knowledge of Parent or Sub, as the case may be, is not otherwise bound by a confidentiality agreement with the Company or is not otherwise prohibited from transmitting the relevant information to Parent or Sub.

          SECTION 6.3. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (including, in the case of Parent, agreeing to take or to refrain from taking any action as may be required by a Governmental Entity in connection with obtaining expiration of the applicable waiting period under the HSR Act, provided that neither Parent nor any Parent Subsidiary shall be required to take or to refrain from taking any action if to so take or refrain from taking such action is, or would reasonably be expected to be adverse and material in relation to the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of the Company, the Company Subsidiaries, and Ingalls Shipbuilding, Inc., taken as a whole), (ii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transactions or this Agreement or any other Transaction Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Transactions or this Agreement or any other Transaction Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements. Except to the extent provided in clause (i) of the first sentence of this paragraph (a), notwithstanding anything to the contrary contained in any Transaction Agreement, the "reasonable efforts" of Parent shall not require Parent to agree to any prohibition, limitation or other requirement of the type set forth in Section 7.2(c).

          (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in any Transaction Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Transaction Agreements.

          SECTION 6.4. Company Stock Options. (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall (i) use all reasonable efforts to obtain written consents from holders of Company Employee Stock Options as may be required to effect the following:

          (A) to permit the adjustment of the terms of all outstanding Company Employee Stock Options to provide that, at the Effective Time, each Company Employee Stock Option outstanding immediately prior to the Effective Time shall be canceled. In consideration of such cancellation, the holder shall receive in full satisfaction of such Company Employee Stock Option, subject to any applicable withholding tax, an amount in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Employee Stock Option and (y) the number of shares subject to such Company Employee Stock Option; and

          (ii) adopt such resolutions or take such other actions as may be required or desirable to effect the following:

          (A) after the Effective Time, no Company Employee Stock Options or Company SARs shall be granted under any Company Stock Plan;

          (B) the provisions in each of the Company Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary (other than with respect to the Newport News Lock-up Option) shall be amended to provide that no new issuances or grants of capital stock of the Company may be made thereunder; and

          (C) to the extent permissible under Applicable Law and the relevant Company Stock Plan, to provide that after the Effective Time, no holder of Company Employee Stock Options will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Company Employee Stock Option that is outstanding at the Effective Time.

          (b) In this Agreement:

          "Company Employee Stock Option" means any option to purchase Company Common Stock granted under any Company Stock Plan.

          "Company SAR" means any stock appreciation right linked to the price of Company Common Stock and granted under any Company Stock Plan.

          "Company Stock Plans" means the Avondale Industries, Inc. 1997 Stock Incentive Plan, the Avondale Industries, Inc. Performance Share Plan and the Avondale Industries, Inc. Stock Appreciation Plan.

          SECTION 6.5. Benefit Plans. For a period of one year after the Effective Time Parent shall cause the Surviving Corporation either (a) to maintain the Company Benefit Plans in effect on the date of this Agreement or
(b) to provide benefits to each category of employees of the Company and the Company Subsidiaries that are not, in the reasonable judgment of Parent, materially less favorable in the aggregate to such category of employees than those provided under such Company Benefit Plans; provided, that neither clause
(a) nor clause (b) shall apply to any plans (including the Company Benefit Plans) that provide for the issuance of Company Capital Stock or based on the value of Company Capital Stock.

          SECTION 6.6. Indemnification. (a) Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation to honor all Company obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company for acts or omissions by such directors and officers occurring, or alleged to have occurred, prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-laws, individual indemnity agreements or otherwise as of the date of this Agreement, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. The Company is party to indemnification agreements with not more than 50 current and former employees providing for indemnification in respect of ongoing asbestosis litigation.

          (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts, events, actions or omissions, which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the "Maximum Premium") (it being understood that the Company's practice is to purchase director and officers' liability insurance policies having terms of longer than one year and the premium paid with respect to any multi-year policy shall be annualized for purposes of determining whether it exceeds the Maximum Premium). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is $3,000,000.

          (c) Parent agrees to unconditionally guarantee the obligations of the Surviving Corporation under this Section 6.6.

          SECTION 6.7. Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b) The Company shall pay to Parent a fee of $15,000,000 if: (i) Parent terminates this Agreement pursuant to Section 8.1(d); (ii) any person makes a Company Takeover Proposal that was publicly disclosed prior to the Company Shareholders Meeting, thereafter this Agreement is terminated pursuant to Section 8.1(b)(iv) and within 12 months of such termination the Company enters into a definitive agreement with such person or any affiliate of such person to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal; (iii) any person makes a Company Takeover Proposal prior to the Outside Date (as defined in Section 8.1(b)), the Company Shareholder Approval is not obtained prior to termination of this Agreement pursuant to
Section 8.1(b)(i) and within 12 months of such termination the Company enters into a definitive agreement with such person or any affiliate of such person to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal; (iv) any person makes a Company Takeover Proposal that was publicly disclosed prior to termination of this Agreement, this Agreement is terminated pursuant to

Section 8.1(c) due to a breach by the Company in any material respect of Section 5.1(b) and within 12 months of such termination the Company enters into a definitive agreement with such person or any affiliate of such person to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal; (v) this Agreement is terminated pursuant to Section 8.1(f); or (vi)
(A) the Company Board or any committee thereof withdraws or modifies in a manner adverse to the Parent or Sub its approval or recommendation of this Agreement or fails to recommend to the Company's shareholders that they give the Company Shareholder Approval and (B) thereafter this Agreement is terminated pursuant to
Section 8.1(b)(iv). Any fee due under this Section 6.7(b) shall be paid by certified check or wire transfer of same-day funds (A) on the date of termination of this Agreement (in the case of clause (i) or (vi) above), (B) on the date of execution of such definitive agreement or, if earlier, consummation of such transactions (in the case of clause (ii), (iii) or (iv) above) or (C) as specified in Section 8.1(f) (in the case of clause (v) above).

          SECTION 6.8. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except, in each of the foregoing cases, after making a reasonable effort to notify and consult with the other party, as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

          SECTION 6.9. Rights Agreements; Consequences if Rights Triggered. The Company Board shall take all action requested in writing by Parent in order to render the Company Rights inapplicable to the Merger and the other Transactions. Except as approved in writing by Parent, the Company Board shall not (i) amend the Company Rights Agreement, (ii) redeem the Company Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement. If any Separation Time, Stock Acquisition Date, Flip-over Transaction or Event or Flip-in Date occurs under the Company Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, the Company and Parent shall make such adjustment to the Merger Consideration as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other Transactions.

          SECTION 6.10. Newport News Lock-up Option. (a) Following the time that all parties to this Agreement shall have duly executed this Agreement (on the same day, if commercially practicable, and otherwise as promptly as possible on the next business day), Parent shall pay to the Company, by wire transfer of same-day funds, the amount paid by the Company to Newport News pursuant to
Section 6.7(b) of the Newport News/Avondale Agreement, not to exceed
$15,000,000.

          (b) Provided that the Newport News Lock-up Option shall not have been amended or otherwise modified from the form filed as an exhibit to the Company's Current

Report on Form 8-K filed on January 22, 1999 in any manner adverse to the Company or Parent, Parent agrees to pay to Newport News, on behalf of the Company, on any Option Closing Date (as defined in the Newport News Lock-up Option) any Newport News Option Cash-out Amounts (as defined below), not to exceed $14,000,000 in the aggregate; provided, that the Company shall have provided Parent with a copy of the Exercise Notice (as defined in the Newport News Lock-up Option) promptly after receipt thereof.

          (c) As used herein, the term "Newport News Option Cash-out Amount" means any amount required to be paid by the Company to Newport News upon exercise by Newport News of a Cash-Out Right (as defined in the Newport News Lock-up Option).

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

          SECTION 7.1. Conditions to Each Party's Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Company shall have obtained the Company Shareholder Approval.

          (b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of the Merger, shall have been obtained or made.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that, subject to Section 6.3, each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

          SECTION 7.2. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

          (a) Representations and Warranties. The Specified Representations (as defined below) that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The representations and warranties of the Company in this Agreement (other than the Specified Representations) that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Bringdown Date as though made on the Bringdown Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the foregoing effects. The term "Bringdown Date" means the earlier of (i) the Closing Date and (ii) August 31, 1999. The term "Specified Representations" means the representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3, 3.4, 3.14, 3.15 and 3.20 of this Agreement.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) No Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity or any other person that has a reasonable likelihood of success, (i) seeking to restrain or prohibit the consummation of the Merger or any other Transaction or seeking to obtain from the Company, Parent or Sub any monetary damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any other Transaction, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the shareholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries.

          (d) Absence of Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, since the date of the most recent audited financial statements included in the Filed Company SEC Documents through the Bringdown Date there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect.

          SECTION 7.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this

Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

          (c) No Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity that has a reasonable likelihood of success seeking to restrain or prohibit the consummation of the Merger.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

          SECTION 8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

          (a) by mutual written consent of Parent, Sub and the Company;

          (b) by either Parent or the Company:

               (i) if the Merger is not consummated on or before March 31, 2000 (the "Outside Date"), unless the failure to consummate the Merger is the result of a material breach of any Transaction Agreement by the party seeking to terminate this Agreement;

               (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

               (iii) if any condition to the obligation of such party to consummate the Merger set forth in Section 7.2 (in the case of Parent) or 7.3 (in the case of the Company) becomes incapable of satisfaction prior to the Outside Date; provided, however, that the terminating party is not then in material breach of any representation, warranty or covenant contained in any Transaction Agreement;

               (iv) if, upon a vote at a duly held meeting to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained; or

          (c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b), and
(ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in any Transaction Agreement);

          (d) by Parent:

               (i) if the Company Board or any committee thereof withdraws or modifies in a manner adverse to Parent its approval or recommendation of this Agreement or fails to recommend to the Company's shareholders that they give the Company Shareholder Approval; or

               (ii) if (A) the Company or any of its officers, directors or employees takes any of the actions proscribed by Section 5.2 or (B) any other representative or agent of the Company takes any of the actions proscribed by Section 5.2 and prior to such actions the Company had received, or following such actions the Company receives, any inquiry or proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal;

          (e) by the Company, if Parent breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b), and
(ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant in any Transaction Agreement); or

          (f) by the Company prior to receipt of the Company Shareholder Approval in accordance with Section 5.2(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein and shall have immediately prior to such termination paid to Parent the fees then due to Parent from the Company pursuant to Section 6.7.

          SECTION 8.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.14, Section 4.6, Section 6.2(c), Section 6.7, this Section 8.2 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the knowing and intentional and material breach by a party of any representation, warranty or covenant set forth in any Transaction Agreement.

          SECTION 8.3. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that after receipt of the Company Shareholder Approval, there shall be made no amendment that by law requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 8.4. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          SECTION 8.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to
Section 8.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                   ARTICLE IX

                               GENERAL PROVISIONS

          SECTION 9.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 9.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Sub, to

              Litton Industries, Inc.
              21240 Burbank Blvd.
              Woodland Hills, California  91367
              Facsimile:  818-598-3331
              Attention: Senior Vice President and General Counsel

              with a copy to:

              Wachtell, Lipton, Rosen & Katz
              51 West 52nd Street
              New York, New York  10019
              Facsimile:  212-403-2000
              Attention:  Daniel A. Neff

          (b) if to the Company, to

              Avondale Industries, Inc.
              5100 River Road,
              Avondale, Louisiana  70094
              Facsimile:
              Attention:  General Counsel

              with a copy to:

              Jones, Walker, Waechter, Poitevent, Carrere & Denegre LLP Place St. Charles
              201 St. Charles Avenue
              New Orleans, LA  70170
              Facsimile:
              Attention:  Curtis R. Hearn

          SECTION 9.3. Definitions. For purposes of this Agreement:

          An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

          "knowledge" of any person means the knowledge of the directors and executive officers of such person or any supervisory employee or employees of such person directly in charge of the area for which knowledge is called; "known" shall have a correlative meaning.

          A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

          A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned by such first person or by another subsidiary of such person.

          SECTION 9.4. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words

"include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          SECTION 9.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 9.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 9.7. Entire Agreement; No Third-Party Beneficiaries. The Transaction Agreements and any other document executed by Parent and the Company and dated the date hereof that specifically refers to this Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Article II, Section 6.4 and
Section 6.6, are not intended to confer upon any person other than the parties any rights or remedies.

          SECTION 9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 9.9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of each Transaction Agreement in any New York State court or any Federal court located in the state of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York State court or any Federal court located in the state of New York in the event any dispute arises out of any Transaction Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to any Transaction Agreement or any Transaction in any court other than any New York State court or any Federal court sitting in the state of New

York and (d) waives any right to trial by jury with respect to any action related to or arising out of any Transaction Agreement or any Transaction.

          SECTION 9.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Louisiana are mandatorily applicable to the Merger.

          IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

                                        LITTON INDUSTRIES, INC.,


                                        by John E. Preston
                                           ----------------------------------
                                           Name:  John E. Preston
                                           Title:  Senior Vice President and
                                                   General Counsel


                                        ATL ACQUISITION CORPORATION,


                                        by John E. Preston
                                           ----------------------------------
                                           Name:  John E. Preston
                                           Title:  Vice President


                                        AVONDALE INDUSTRIES, INC.,


                                        by Thomas M. Kitchen
                                           ----------------------------------
                                           Name:  Thomas M. Kitchen
                                           Title:  Corporate Vice President &
                                                   Chief Financial Officer


                      [SIGNATURE PAGE TO MERGER AGREEMENT]